Exhibit 99.1

March 25, 2005

Mr. Jitesh Vadhia

Dear Jit:

On behalf of Centillium Communications, Inc. (the "Company"), I am pleased to offer you the position of Senior Vice President and General Manager. You will be reporting to Faraj Aalaei, Chief Executive Officer. Notwithstanding anything to the contrary and your possible starting employment with the Company in advance of such approval, since it is contemplated that you would become an executive officer of the Company, this position and all of the provisions of this letter are conditioned upon and subject to the formal approval of the Company's Board of Directors (the "Board"). It is our desire that upon approval of the Board, you and the Company will enter into agreements which memorialize the terms that have been approved by the Board.

You will be paid a salary of $270,000 (Two hundred seventy thousand dollars) annually. Your salary will be payable in accordance with the Company's standard payroll policies (subject to required withholding).

You will be eligible to participate in Centillium's 2005 Executive Bonus Program (the "Program"). Your annual target incentive percentage under the Program is 50% of your base salary, prorated for the time that you are a full-time employee of the Company during the applicable bonus period. You will accrue 3.69 hours vacation/personal time per pay period, totaling twelve days of paid vacation/personal time annually, under the terms of the Company's vacation policy. All company benefits begin on the first day of the month following your start date.

Like all of us at Centillium Communications, Inc., you will be required to sign the Company's standard Employment, Confidential Information and Invention Assignment Agreement. Among other things, your offer is contingent upon your agreement that you will not, during and after your employment with Centillium Communications, Inc., improperly use or disclose proprietary information or trade secrets of any former or concurrent employer or other persons or entity, and that you will not bring onto the premises of Centillium Communications, Inc., any unpublished document or proprietary information belonging to any such employer, person or entity, unless consented to in writing by such employer, person or entity.

It will be recommended to the Company's Board of Directors that you be eligible to participate in the Centillium Communications, Inc. Stock Option Program. Subject to approval by the Board and subject to terms set forth in definitive agreements to be provided, you will be granted an option to purchase 300,000 (Three hundred thousand) shares of the Company's Common Stock at an exercise price equal to the fair market value at the close of the NASDAQ market on the respective date your options are granted by the Board of Directors. These options will be divided into two separate grants as follows:

  The First Option Grant will be to purchase 250,000 (Two hundred fifty thousand) shares of the Company's common stock. 25% of this First Option Grant will vest on the one year anniversary of your employment and 1/48 of the grant will vest each month thereafter;
  The Second Option Grant will be to purchase 50,000 (Fifty thousand) shares of the Company's common stock. The Second Option Grant will vest 100% (cliff vesting) on the five-year anniversary of your employment with the Company. However, if you meet certain performance milestones through calendar year 2006, to be mutually agreed upon by you and the Company's Chief Executive Officer within 30 (thirty) days after your start date and that are approved by the Board, the Second Option grant will vest 100%.

If Centillium Communications, Inc. is (i) acquired, merged, or a significant change of control occurs and (ii) within eighteen months after such event, your employment is terminated by the Company without cause or you resign from the Company as a result of a) your job responsibilities being materially reduced, b) reduction by the Company of your base compensation or c) you are required to move to a location which is more than fifty (50) miles from your job location prior to the occurrence of the event in (i) above, under the terms of a definitive agreement to be provided to you, then you and the Company agree that:

(1) you shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to twelve (12) months of your annual base salary;

(2) you shall be entitled to receive company-paid health, dental and vision benefits substantially similar to those you were receiving immediately prior to the change of control, until the earlier of twelve (12) months from the date of termination or the date upon which you become covered under another employer's group health, dental and vision plan; however, if continued receipt of health care benefits as described above is not permitted by the applicable health care group plans, the Company will then reimburse you for the COBRA premiums for such benefits for the same twelve (12) month period;

(3) the vesting of your First Option Grant mentioned above would be accelerated by one (1) full year; and

(4) in the event that conditions (i) and (ii), which are set forth in the paragraph above that starts with "If Centillium Communications, Inc. is," both occur prior to the end of 2006, your Second Option Grant mentioned above would vest 100% if the Board determines in its sole discretion that you would have met the above-referenced performance milestones if you had remained employed by the Company through the end of 2006.

Your acceptance of this offer represents the sole agreement between you and Centillium Communications, Inc. No prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Centillium Communications is an "at-will" employer which means that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or employee, with or without notice.

This offer is valid until 5:00 p.m. Monday, March 28, 2005 and, notwithstanding anything to the contrary, is subject to Centillium's satisfactory completion of a background check and references. Please indicate your acceptance and start date by signing and returning this letter. For your convenience, you may fax a signed copy to the following confidential fax machine.

Sincerely,

/s/ Faraj Aalaei
Faraj Aalaei
Chief Executive Officer

The foregoing terms and conditions are herby accepted:

Intended Start Date: April 21, 2005

Signed: /s/ Jitesh Vadhia
            Jitesh Vadhia

Date: March 25, 2005